FOR IMMEDIATE RELEASE
February 9, 2009

Contact:         Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter and
Year Ended December 31, 2008

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced a consolidated net income of $60,000, or $0.02 per share, for the quarter ended December 31, 2008 as compared to a net loss of $327,000, or $0.12 per share, for the same quarter in 2007.  Net income for the year ended December 31, 2008 was $149,000, or $0.06 per share, compared to $89,000 or $0.03 per share for the year ended December 31, 2007, an increase of $60,000, or 67.4%.

The Company’s assets at December 31, 2008 were $149.7 million compared to $148.8 million at December 31, 2007, an increase of $900,000 or 0.6%. Mortgage-backed securities increased $7.5 million, or 29.5%, to $32.9 million at December 31, 2008 from $25.4 million at December 31, 2007. Cash and cash equivalents increased $2.7 million, or 54.0%, to $7.7 million at December 31, 2008 from $5.0 million at December 31, 2007.  As a partial offset, Loans receivable decreased $3.3 million, or 3.3%, to $98.2 million at December 31, 2008 from $101.5 million at December 31, 2007. Investment securities totaling $6.5 million at December 31, 2007 were called during the year ended December 31, 2008.

Total deposits decreased $1.0 million, or 1.0%, to $101.7 million at December 31, 2008 from $102.7 million at December 31, 2007. Borrowings from the Federal Home Bank of New York (FHLB) increased $341,000, or 1.2%, to $28.6 million at December 31, 2008 from $28.3 million at December 31, 2007.

Total stockholders’ equity decreased $1.0 million to $14.6 million at December 31, 2008 from $15.6 million at December 31, 2007.

The decrease to stockholders’ equity reflects an increase of $1.0 million of accumulated other comprehensive loss, $24,000 of repurchases of shares under the stock repurchase program and a cumulative-effect adjustment to retained earnings totaling $111,000 related to accounting for certain endorsement split dollar life insurance arrangements. This was partially offset by net income of $149,000, amortization of $26,000 of unearned ESOP shares, amortization of $41,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, and amortization of $42,000 of stock option awards.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended December 31, 2008, the Company repurchased a total of 6,690 shares. As of December 31, 2008, a total of 11,750 shares have been repurchased at a weighted average price of $4.51.

INCOME INFORMATION – Three month periods ended December 31, 2008 and 2007

Net income increased by $387,000, resulting in income of $60,000 for the quarter ended December 31, 2008 compared to a net loss of $327,000 for the same quarter in 2007. The increase in net income for the quarter was primarily the result of decreases of $503,000 in non-interest expense, $173,000 in interest expense on deposits, and $67,000 in interest expense on borrowings from the Federal Home Loan Bank of New York which were partially offset by decreases of $193,000 in interest income, $3,000 in non-interest income and an increase of $160,000 in income taxes.   Non-interest expense included a decrease in salaries and employee benefits of $453,000 to $585,000 for the three months ended December 31, 2008 from $1.0 million for the three months ended December 31, 2007.  In October 2007, the Company implemented a voluntary separation program that resulted in a one-time expense of $437,000 to salaries and employee benefits.  In addition, non-interest expense included a decrease of $69,000 in professional fees to $73,000 for the three months ended December 31, 2008 from $142,000 for the three months ended December 31, 2007 primarily to comply with Sarbanes-Oxley Act, Section 404.

INCOME INFORMATION – Years ended December 31, 2008 and 2007

Net income increased by $60,000, or 67.4%, to $149,000 for the year ended December 31, 2008 from $89,000 for the year ended December 31, 2007.  The increase was primarily due to decreases of $1.1 million in non-interest expense, $391,000 in interest expense on deposits, $351,000 in interest expense on  borrowings from the Federal Home Loan Bank of New York, and $ 2,000 in provision for loan loss.  The decrease in non-interest expense included a decrease of $704,000 in salary and employee benefits to $2.3 million during the year ended December 31, 2008 from $3.0 million for the year ended December 31, 2007. For the year ended December 31, 2007, the Company implemented a voluntary separation program and reduction in force program that resulted in a one-time expense of $453,000 to salaries and employee benefits. In addition, directors compensation decreased $280,000 during the year ended December 31, 2008 primarily due to a $221,000 expense in March, 2007 for the accelerated vesting of stock options and restricted stock following the death of the Company’s former CEO and President Anthony J. Monteverdi. This was partially offset by decreases of $1.0 million in interest income, $471,000 in non-interest income, and an increase of $239,000 in income taxes.  During the year ended December 31, 2007, non-interest income included proceeds of $500,000 from a life insurance policy the Association owned on the life of Anthony J. Monteverdi.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

	DECEMBER 31,	DECEMBER 31,
	2008	2007
	(in thousands)
Total Assets	$149,651	$148,839
Loans Receivable	98,241	101,483
Investment Securities	-	6,491
Mortgage-backed Securities	32,926	25,351
Cash and Cash Equivalents	7,678	4,968
Deposits	101,676	102,672
Borrowings	28,593	28,252
Stockholders’ Equity	14,634	15,562

SELECTED OPERATING DATA

	AT OR FOR THE THREE		AT OR FOR THE
	MONTHS ENDED DECEMBER 31,		YEARS ENDED DECEMBER 31,
	2008	2007	2008	2007
		(in thousands)
Total Interest Income	$1,966	$2,159	$7,954	$8,990
Total Interest Expense	830	1,070	3,617	4,360
Net Interest Income	1,136	1,089	4,337	4,630
Provision for Loan Loss	-	-	-	2
Non-interest Income	69	72	327	798
Non-interest Expense	1,120	1,623	4,448	5,509
Income Tax Expense (Benefit)	26	(135)	67	(172)
Net Income (loss)	$60	$(327)	$149	$89

PERFORMANCE RATIOS

Return on Average Assets	0.16%	(0.22)%	0.10%	0.06%
Return on Average Equity	1.56%	(2.10)%	0.96%	0.57%
Interest Rate Spread	3.12%	2.86%	2.98%	2.97%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.19%	0.20%	0.19%	0.20%
Non-performing Loans to Total Assets	0.55%	0.04%	0.55%	0.04%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
total Assets			10.86%	10.74%